PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated November 16th, 2009 (the "Effective Date"), is among David A. Siegel ("Siegel"), David A. Siegel Revocable Trust (the "Trust") and Central Florida Investments, Inc. ("CFI" and, together with Siegel and the Trust, the "Sellers") and Woodbridge Holdings, LLC (the "Purchaser").

WHEREAS, CFI desires to sell an aggregate of 7,405,628 shares of the common stock, par value $0.01 per share (the "Shares") of Bluegreen Corporation, a Massachusetts corporation ("Bluegreen"), which Shares constitute all of the shares of common stock of Bluegreen owned of record or beneficially by the Sellers; and

WHEREAS, the Purchaser is willing to purchase the Shares from CFI on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the Purchaser and the Sellers hereby agree as follows:

1.           Purchase and Sale of the Shares; Closing.

(a)   Purchase and Sale. Pursuant to the terms and conditions of this Agreement, the Purchaser shall purchase from CFI, and CFI shall sell, assign, transfer and deliver to the Purchaser, the Shares for an aggregate purchase price of $23,068,771.44 (the "Purchase Price").

(b)   Timing of the Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur as promptly as practicable, and in any event within five business days, following the Effective Date. In the event the Closing does not occur within the time period set forth in the preceding sentence, then this Agreement shall, unless extended by the mutual agreement of all parties, automatically terminate and be of no further force or effect.

(c)   Obligations of the Parties at the Closing. Upon the execution of this Agreement and the Escrow Agreement contemplated hereby, the form of which is attached hereto as Exhibit A (the "Escrow Agreement"), the Purchaser shall cause a portion of the Purchase Price in an amount equal to $1,000,000 (the "Escrow Consideration") as well as the balance of the Purchase Price (the "Cash Consideration" and, together with the Escrow Consideration, the "Escrow Funds") to be deposited in escrow to be held by the Escrow Agent appointed under the terms of the Escrow Agreement in accordance with the terms and conditions set forth herein and therein. Upon confirmation that Escrow Agent has received the Escrow Funds, CFI shall deliver or cause to be delivered to the account (the "Purchaser's Account") identified on Exhibit B (i) the certificate or certificates representing the Shares, registered in CFI's name, together with an executed stock power, or other appropriate transfer instrument, with an original signature from an authorized representative of CFI, duly transferring the Shares to the Purchaser, or alternatively (ii) written confirmation from DTC or the brokerage firm in which Purchaser's Account is located that the Shares have been irrevocably transferred by CFI free and clear of all liens and encumbrances to the Purchaser's Account. Upon confirmation that the Shares have been received in Purchaser's Account in accordance with the previous sentence, Escrow Agent shall (i) deliver the Cash Consideration payable to CFI by wire transfer to the account identified on Exhibit C (the "Designated Account") and (ii) retain the Escrow Consideration under the terras and conditions of the Escrow Agreement. The parties hereto shall execute and deliver, and use their best efforts to cause Bluegreen to execute and deliver, the Escrow Agreement. The Closing shall be deemed to have occurred upon confirmation that the Shares have been delivered to Purchaser's Account and the Cash Consideration wired to the Designated Account.

2.           Representations of the Sellers. Each Seller, as applicable, represents and warrants to the Purchaser as follows:

(a)   Capacity: Enforceability. Siegel is a natural person and has the capacity to execute, deliver and perform this Agreement. The Trust is a trust governed by the laws of the State of Florida, and Siegel, as trustee, has the power and authority to execute, deliver and perform this Agreement on behalf of the Trust. CFI is a corporation duly incorporated and validly existing under the laws of the State of Florida and has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by or on behalf of each Seller and, upon due execution by the Purchaser, will constitute the legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(b)   Title to the Shares. CFI is the sole record owner of, and (other than Siegel) the sole beneficial owner of, and has good and marketable title to, the Shares, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances, except for transfer restrictions arising under securities laws and that certain lien in favor of Textron Financial Corporation which will be released at the Closing. The Shares represent all of the shares of Bluegreen's common stock owned of record or beneficially by the Sellers. Upon delivery of the Shares to the Purchaser, the Purchaser will acquire the Shares free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances. Other than the irrevocable proxy and durable power of attorney granted with respect to the Shares in connection with the Settlement Agreement (as defined below), no Seller has granted to any individual or entity, and no individual or entity has, any options or other rights to buy, or proxies or other rights to vote, or any other right with respect to, the Shares. Except as described in this Section 2(b), no other individual or entity has any interest in the Shares of any nature.

(c)   No Conflicts. Except for restrictions contained in the Settlement Agreement, neither the execution and delivery of this Agreement nor the consummation of the purchase and sale of the Shares contemplated hereby will violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any organizational or governing document of the Trust or CFI, (ii) any agreement or instrument to which any Seller is a party or by which it is bound or (iii) any law, or any rule, order or regulation of any court or other governmental agency or regulatory authority that has jurisdiction over any Seller.

(d)   No Broker or Finder. No person is entitled to any broker's, finder's or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

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3.           Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each Seller as follows:

(a)   Capacity. The Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Florida and has the requisite power and authority to execute, deliver and perform this Agreement.

(b)   Enforceability. This Agreement has been duly executed and delivered by the Purchaser and, upon due execution by each Seller, will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

(c)   No Broker or Finder. No person is entitled to any broker's, finder's or similar fees, commissions or expenses in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.           Settlement Agreement. Each Seller represents and warrants to the Purchaser that it is in compliance with the terms and provisions of the Stipulation and Order, dated October 16, 2006, by and among the Sellers, Bluegreen and the Director Defendants (as defined in the Settlement Agreement), as amended by the Amendment as well as the Second and Third Amendments thereto (as so amended, the "Settlement Agreement").

5.           Section 16(b) Litigation and Escrow. The Sellers agree to use their best efforts to reach a settlement with respect to the derivative action captioned Terry Klein, derivatively on behalf of Bluegreen Corporation, v. Central Florida Investments, Inc., David A. Siegel Revocable Trust, David A. Siegel and Bluegreen Corporation, Case No. 08-80358-CIV-MARRA/JOHNSON, brought in the United States District Court for the Southern District of Florida (the "Section 16(b) Action"). Subject to the terms and conditions of the Escrow Agreement, the Escrow Consideration shall be used to first satisfy any liability that any of the Sellers may have to Bluegreen for the disgorgement of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), in connection with the Section 16(b) Action, and for any fees, costs and expenses (including reasonable attorneys* fees) incurred by or on behalf of Bluegreen in connection with the prosecution of the Section 16(b) Action (such short-swing profits and any related fees, costs and expenses, collectively, the "Section 16(b) Recovery Amounts"). The Sellers acknowledge that Bluegreen's right to assert claims against the Escrow Consideration shall be in addition to any other rights or remedies that Bluegreen may have against any Seller with respect to the Section 16(b) Action in the event the Escrow Consideration is insufficient to satisfy the liability of Sellers pursuant to the 16(b) Action. In this regard, Seller shall remain liable for any deficiency in the Closing Consideration to satisfy Seller's liability in the 16(b) Action, and the Sellers' acknowledge that Bluegreen reserves all rights and remedies relating to such deficiency. Subject to the preceding sentence, each Seller agrees and acknowledges that Bluegreen does not waive any other claims, rights or remedies arising under Section 16(b), whether known or unknown or relating to the Section 16(b) Action or otherwise; however, to the extent the Escrow Consideration is sufficient to satisfy the claims in the 16(b) Action, Bluegreen shall have no further claims against Sellers related to the 16(b) Action and the transactions identified therein.   In the event the Escrow Consideration exceeds the Section 16(b) Recovery Amounts, then any and all such excess Escrow Consideration shall be refunded and disbursed to the Purchaser in accordance with the terms and conditions of the Escrow Agreement.

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6.           Notice, Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the names and addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to the Purchaser, then to:

Woodbridge Holdings, LLC
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309
Attention: Alan B. Levan
Facsimile: (954) 940-5050

If to the Sellers, then to:

David A. Siegel
5601 Windhover Drive
Orlando, Florida 32819
Facsimile: (407)352-8935

7.           Amendment. This Agreement may be amended only upon the mutual written consent of each of the parties hereto.

8.           Acknowledgements. Each Seller acknowledges and agrees as follows:

(a)   The Purchaser and its affiliates, and other related parties, may possess and may in the future possess certain information, including material and/or non-public information ("Information"), concerning Bluegreen and its affiliates and/or Bluegreen's securities that may or may not be independently known to any Seller.

(b)   Each Seller has entered into this Agreement and agrees to consummate the transactions contemplated hereby, including the purchase by the Purchaser and sale by CFI of the Shares pursuant hereto, notwithstanding that such Seller is aware that Information may exist and that such Information may not have been disclosed by the Purchaser or Bluegreen to such Seller, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor the fact that it may not have been disclosed by the Purchaser or Bluegreen to such Seller, is material to such Seller or such Seller's determination to enter into this Agreement and to consummate the transactions contemplated hereby, including, in the case of CFI, the sale of the Shares pursuant hereto. CFI acknowledges that it has independently determined to sell the Shares and that it or its affiliates initiated discussions with the Purchaser regarding the purchase of the Shares, and each Seller acknowledges that such Seller did not request, receive or rely upon any statement or representation regarding the value of the Shares from either the Purchaser or Bluegreen. Each Seller further acknowledges that the Purchaser or its affiliates may in the future formulate a plan or make a proposal relating to, among other things, a sale or merger of, or other business combination involving, Bluegreen, Bluegreen pursuing a rights offering to its shareholders or other equity or debt offering, a change in Bluegreen's business plan, or any other extraordinary corporate transaction or similar event, in each case as the Purchaser or its affiliates may deem appropriate. Each Seller covenants and agrees that such Seller will not sue, commence litigation or make any claim arising out of or related to (i) any omission by either the Purchaser or Bluegreen to disclose Information to such Seller, including, without limitation, any claim that the Purchaser or Bluegreen failed to disclose a material fact which might have affected such Seller's decision to enter into this Agreement or grant the covenants set forth in this Section, or CFI's sale of the Shares, or (ii) any plan or proposal formulated or made by or on behalf of the Purchaser or any of its affiliates relating to, or the consummation by Bluegreen of, any of the events described in the preceding sentence or other similar events.

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(c)   Except as otherwise set forth in Section 3 hereof as to representations and warranties made by me Purchaser to the Sellers, the Purchaser has not made and does not make any representation or warranty, whether express or implied, including, without limitation, with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of Bluegreen or with respect to the value of the Shares, of any kind or character, and the Purchaser has no obligations to the Sellers, whether express or implied, including, without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

9.           Independent Legal Counsel. The Sellers, on the one hand, and the Purchaser, on the other hand, acknowledge that they have been represented by separate independent legal counsel in connection with the negotiation, preparation and execution of this Agreement.

10.         Entire Agreement. This Agreement and the Escrow Agreement contain every obligation and understanding between the parties hereto relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them.

11.         Binding Effect: Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No party hereto may assign this Agreement or any rights hereunder, in whole or in part, except that the Purchaser may assign this Agreement to any of its affiliates.

12.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

13.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.         Further Assurances. The parties hereto agree to promptly take such steps as may be necessary to effectuate the purposes and intent of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE SELLERS:		THE PURCHASER:

/s/ David A. Siegel		WOODBRIDGE HOLDINGS, LLC
David A. Siegel
By:
		Name:	Alan B. Levan
		Title:	Chief Executive Officer

DAVID A. SIEGEL REVOCABLE TRUST

/s/ David A. Siegel
Name:	David A. Siegel
Title:	Trustee

CENTRAL FLORIDA INVESTMENTS, INC.

/s/ David A. Siegel
Name:	David A. Siegel
Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE SELLERS:		THE PURCHASER:

WOODBRIDGE HOLDINGS, LLC
David A. Siegel
/s/ John K. Grelle, CFO
		By:	John K. Grelle
		For Name:	Alan B. Levan
		Title:	Chief Executive Officer

DAVID A. SIEGEL REVOCABLE TRUST

Name:	David A. Siegel
Title:	Trustee

CENTRAL FLORIDA INVESTMENTS, INC.

Name:	David A. Siegel
Title:	President

Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into this _____ day of November, 2009, by and among Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., as escrow agent (the "Escrow Agent"), David A. Siegel ("Siegel"), David A. Siegel Revocable Trust (the 'Trust") and Central Florida Investments, Inc. ("CFI" and, together with Siegel and the Trust, the "Sellers"), Woodbridge Holdings, LLC (the "Purchaser") and Bluegreen Corporation ("Bluegreen").

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Sellers and the Purchaser have entered into that certain Purchase Agreement, of even date herewith (the "Purchase Agreement"), which provides for the sale by CFI of the Shares (as defined in the Purchase Agreement) to the Purchaser; and

WHEREAS, the Purchase Agreement contemplates that the Purchaser will deliver the Cash Consideration and the Escrow Consideration (as each such term is defined in the Purchase Agreement) to the Escrow Agent to be held in escrow; and

WHEREAS, the Escrow Agent has agreed to act as Escrow Agent hereunder and to hold the Cash Consideration and the Escrow Consideration in escrow upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.              Appointment of Escrow Agent. The Sellers, the Purchaser and Bluegreen hereby appoint Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. to act as the Escrow Agent hereunder, and the Escrow Agent hereby accepts such appointment.

3.             Escrow. The Purchaser shall contemporaneously with the execution by Purchaser and Sellers of the Purchase Agreement and this Escrow Agreement cause to be deposited with the Escrow Agent the Cash Consideration and Escrow Consideration by wire transfer, which amount, together with any interest or other income earned with respect to such amount while it is held by the Escrow Agent, constitutes the Escrow Funds for all purposes of this Agreement and the Purchase Agreement. The Escrow Funds will be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and Section 5 of the Purchase Agreement (but, in the event of conflict, the terms and conditions of this Escrow Agreement shall control). The Escrow Funds will be held for the benefit of the parties hereto and will not be subject to any Hen or attachment of any other creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.

4.             Disbursement of Escrow. Upon confirmation that the Shares have been delivered to the Purchaser's Account in accordance with the terms and conditions of the Purchase Agreement, the Escrow Agent shall immediately disburse the Cash Consideration by wire transfer to the account designated on Exhibit C to the Purchase Agreement. Escrow Agent shall continue to hold the Escrow Consideration in escrow until authorized hereunder to deliver the same or any portion thereof in accordance with this section. Within ten (10) days after the date on which the Section 16(b) Action (as defined in the Purchase Agreement) is finally settled, adjudicated or otherwise resolved, with no further appeal permitted to be taken (including as a result of the expiration of any applicable appeal period), Bluegreen shall give notice to the Escrow Agent that it is asserting a claim (the "Claim") for the amount of Escrow Consideration that Bluegreen has determined is reasonably required in order to secure payment of the Section 16(b) Recovery Amounts. Such notice shall briefly set forth the basis for determining the amount of Escrow Consideration subject to the notice. Promptly after receipt thereof by the Escrow Agent, the Escrow Agent shall send to each of David A. Siegel, on behalf of the Sellers, and the Purchaser a copy of the notice of the Claim. In the event that the Escrow Agent does not receive a notice of objection to the Claim from either David A. Siegel, on behalf of the Sellers, or the Purchaser within three (3) business days after such notice was delivered to Mr. Siegel, then such Claim shall be deemed "Determined." Alternatively, in the event that the Escrow Agent timely receives from either David A. Siegel, on behalf of the Sellers, or the Purchaser a notice of objection to the Claim, then the Claim shall thereafter only be deemed "Determined" upon the Escrow Agent's receipt of: (i) a judgment, order or decree of a court of competent jurisdiction with respect to such Claim from which no further appeal may be taken (including as a result of the expiration of any applicable appeal period); or (ii) joint written instructions with respect to the Claim from the party disputing the Claim and Bluegreen. Promptly after the Determination of the Claim hereunder in accordance with the previous two sentences, the Escrow Agent shall, by cashier's check or wire transfer of immediately available funds: (x) deliver to Bluegreen the applicable amount, due Bluegreen if any, of the Escrow Consideration subject to the Claim, as Determined; (y) deliver to Bluegreen's counsel in the Section 16(b) Action (the "Section 16(b) Counsel") the applicable amount of the Escrow Consideration, if any, equal to the Section 16(b) Counsel's fees relating to the Section 16(b) Action, as finally agreed to by each of Bluegreen, the Section 16(b) Counsel and/or approved by the court presiding over the Section 16(b) Action; and (y) refund and disburse to the Purchaser the remaining portion, if any, of the Escrow Consideration. In the event no Claim is made in accordance with the terms and conditions hereof, then, promptly following the expiration of the ten (10) day period referenced in the second sentence of this section, the Escrow Agent shall refund and disburse to the Purchaser the full amount of the Escrow Consideration. For purposes hereof, the Trust and CFI hereby appoint Siegel to act on their behalf and agree that he shall have the authority to receive and deliver all notices on behalf of the Sellers, including the authority to determine whether to object or not to object to any notice received on behalf of the Sellers and, if determined to be appropriate by Siegel, deliver a notice of objection on behalf of the Sellers.

5.              Investment of Escrow Funds. The Escrow Agent will not invest the Cash Consideration. The Escrow Agent may, but shall not have any obligation to, invest and reinvest the Escrow Consideration in interest bearing money market accounts or certificates of deposit maturing within thirty (30) days of the date of investment; provided that each of the Purchaser and Bluegreen shall have provided the Escrow Agent with appropriate tax identification and other information requested by the Escrow Agent in connection with establishing interest bearing accounts. The Escrow Agent shall have no duty to maximize the return on the Escrow Consideration and shall be fully protected in making any investment permitted by this section. When necessary to provide funds in order to make any payments required by this Agreement, the Escrow Agent shall liquidate any investments held by it as the Escrow Agent may, in its sole and absolute discretion, determine. The Escrow Agent shall have no liability for any losses which may result from any investment permitted hereunder or upon the liquidation of any such investments.

6.              Tax Treatment of Escrow Funds. For purposes of federal and other taxes based on income, the Sellers will be treated as the owners of the Cash Consideration, and each of the Purchaser and Bluegreen will be treated as the owner of fifty percent (50%) of the Escrow Consideration. The Sellers, on the one hand, and the Purchaser and Bluegreen, on the other hand, will each be responsible for the timely and proper tax reporting of all income, if any, that is earned on, or derived from, the portion of the Escrow Funds which it is deemed to own for tax purposes in the taxable year or years in which such income is properly includible in its taxable income and the payment of any taxes attributable thereto. The Escrow Agent shall not have any responsibility with respect to any such taxes.

7.              Remedies. Bluegreen's right to assert claims against the Escrow Consideration shall be in addition to any other rights, remedies or causes of action that Bluegreen may have against any Sellers under Section 16(b) (including, without limitation, in connection with or relating to the Section 16(b) Action) or otherwise.

8.              Term. The term of this Agreement shall commence on the date the Escrow Funds are deposited with the Escrow Agent and shall remain in full force and effect until the Escrow Agent has delivered all of the Escrow Funds in its possession in accordance with the terms hereof.

9.              Rights and Duties of the Escrow Agent.

(a)   Reliance; Duties. The Escrow Agent may: (i) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; (ii) assume the validity and accuracy of any statements or assertions contained in such writing or instrument; and (iii) assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The duties of the Escrow Agent shall be limited to the safekeeping of the Escrow Funds and to the disbursements of the Escrow Funds in accordance with the provisions hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations of the Escrow Agent shall be implied by virtue of this Agreement.

(b)   Legal Counsel: Liability. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its wailful misconduct.

(c)   Interpleader. Notwithstanding anything contained herein to the contrary, in the event that the Escrow Agent is uncertain as to the proper disposition of the Escrow Funds, or in the event of a disagreement about the interpretation of this Agreement, or about the rights and obligations of the parties hereto, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, file an action in interpleader to resolve said disagreement. The Escrow Agent shall be indemnified pursuant to the provisions of Section 10 hereof for all costs and expenses, including, without limitation, attorneys' fees, incurred by it in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is resolved.

(d)   Resignation. The Escrow Agent may resign at any time upon the giving of fifteen (15) days' written notice to each of the other parties hereto. Upon such resignation, the Sellers, the Purchaser and Bluegreen shall jointly appoint a successor escrow agent, who shall assume the duties of escrow agent hereunder by supplement hereto. If, in accordance with the previous sentence, a successor escrow agent is not appointed within fifteen (15) days after notice of the Escrow Agent's resignation, then the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

10.            Indemnification of the Escrow Agent. Unless and until the Escrow Agent is determined by a court of competent jurisdiction to have been guilty of willful misconduct with regard to any of its duties hereunder, each of the Sellers, the Purchaser and Bluegreen shall jointly and severally indemnify and hold the Escrow Agent harmless from any and all claims, liabilities, damages, losses, actions, suits and proceedings, whether at law or in equity, and any other costs, expenses, fees or charges of any nature whatsoever, which the Escrow Agent may incur or with which the Escrow Agent may be threatened by reason of its acting as Escrow Agent under this Agreement. Without limiting the generality of the foregoing, each of the Sellers, the Purchaser and Bluegreen shall jointly and severally indemnify the Escrow Agent against any and all costs and expenses, including, without limitation, attorneys' fees, of defending any action, suit or proceeding or resisting any claim in its capacity as Escrow Agent.

11.            Miscellaneous.

(a)   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

(b)   Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of Miami-Dade County, Florida, The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in any court located in Miami-Dade County, Florida has been brought in an inconvenient forum.

(c)   Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF SUCH PARTY'S RIGHT TO TRIAL BY JURY.

(d)   Entire Agreement; Amendment. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

(e)   Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile (with original to be mailed and facsimile to be evidenced by notice of delivery) or nationally-recognized overnight delivery service to the parties at the names and addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).

If to the Purchaser, then to:	Woodbridge Holdings, LLC
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309
Attention: Alan B. Levan
Facsimile: (954) 940-5050

If to Bluegreen, then to:	Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, FL 33431
Attn: Anthony M. Puleo
Facsimile: (561) 912-8299

If to the Sellers, then to:	David A. Siegel
5601 Windhover Drive
Orlando, Florida 32819
Facsimile: (407) 352-8935

If to the Escrow Agent, then to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller, Esq.
Facsimile: (305) 789-2642

Each such notice shall be deemed delivered for all purposes of this Agreement: (i) on the date delivered, if by delivered personally or sent by nationally-recognized overnight delivery service: (ii) on the date of transmission with confirmed answerback, if sent by facsimile: or (iii) on the date upon which the return receipt is signed or delivery is refused, if sent by certified mail, return receipt requested, postage prepaid.

(f)   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g)   Further Assurances. Each of the parties hereto hereby agrees to take any and all actions and to execute and deliver at any time and from time to time after the date hereof such other documents and instruments as may reasonably be required to effectuate the transactions contemplated hereby.

(h)   Assignment. Neither this Agreement nor any rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of each of the other parties hereto.

(i)   Escrow Agent as Counsel to the Purchaser and Bluegreen. Each of the parties hereto: (A) acknowledges that the Escrow Agent has acted and continues to act as legal counsel to Bluegreen and the Purchaser, including, as to each of Bluegreen and the Purchaser, with respect to the transactions contemplated hereby and, as to the Purchaser, with respect to the transactions contemplated by the Purchase Agreement; and (B) irrevocably waives any conflict of interest which exists or which might arise in connection with the Escrow Agent's duties as Escrow Agent hereunder. Each of the Sellers hereby expressly consents to the Escrow Agent's legal representation of the Purchaser and Bluegreen as set forth in clause (A) of the preceding sentence as well as in any litigation or dispute between the Purchaser and/or Bluegreen, on the one hand, and any or all of the Sellers, on the other hand, which may arise in connection with or otherwise relate to the Purchase Agreement and the transactions contemplated thereby or otherwise, and each of the Sellers hereby expressly waives any right to object to any such representation of the Purchaser and/or Bluegreen on the basis of a conflict of interest or otherwise, and further affirmatively covenants that it will not assert any conflict or other objection in connection with the Escrow Agent's representation of the Purchaser and/or Bluegreen in any litigation or dispute between the Purchaser and/or Bluegreen, on the one hand, and any or all of the Sellers, on the other hand.

(j)   Independent Counsel The Sellers have been represented by independent legal counsel and fully understand and recognize the meaning of this Agreement and each of the provisions hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE SELLERS:	THE PURCHASER:

WOODBRIDGE HOLDINGS, LLC
David A. Siegel

DAVID A SIEGEL REVOCABLE TRUST	By:
Alan B. Levan, President

By:	BLUEGREEN:
David A. Siegel, Trustee

BLUEGREEN CORPORATION
CENTRAL FLORIDA INVESTMENTS, INC.

By:
By:	Anthony M. Puleo, Senior Vice President
David A. Siegel, President	Chief Financial Officer and Treasurer

THE ESCROW AGENT:

STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.

By:
Alison W. Miller, For the Firm

Exhibit B

Purchaser's Account

Exhibit C

Designated Account